Exhibit 3

ADDRESS:
2-1, OTEMACHI 1-CHOME,
CHIYODA-KU, TOKYO,
100-8631
JAPAN
70-3833-6830

IN REPLY PLEASE

ADDRESS TO New Metals & Aluminium DIV.

To Atlas Lithium Corporation:

CERTIFICATE

I have the honor to deliver you this certificate, in the capacity of the Representative Director, Executive Managing Officer of Mitsui & Co. Ltd., a company duly incorporated under the laws of Japan and having its head office at 2-1, Otemachi 1-Chome, Chiyoda-ku, Tokyo, Japan (“Mitsui”).

Under the Japanese laws, I have the authority to deliver on behalf of Mitsui this certificate to certify the corporate decisions of Mitsui as follows:

(1) As of 26th March 2024, the management of Mitsui duly approved, by way of internal corporate decision-making process (in lieu of board approval as unnecessary) to implement the activities as stipulated at the item (a) to (c) in paragraph (2).

(2) Mr. Akinobu Hashimoto, in his functions of the General Manager of New Metals & Aluminium Division in the Tokyo head office, has full powers and authorities to do the following on behalf of Mitsui by the undersigned being conclusive evidence of their approval and authorization by Mitsui:

(a)	To execute and deliver the following contracts with regard to Mitsui’s subscription for 1,871,250 shares of common stock issued by Atlas Lithium Corporation: (i) Securities Purchase Agreement, dated March 28, 2024; (ii) Investor Rights Agreement, dated April 4, 2024; and (iii) Offtake and Sales Agreement, dated April 4, 2024, and make, execute, deliver and acknowledge such other contracts, documents instructions, notices, receipts, certificates, instruments and other papers as he may deem necessary or appropriate to give full force and effect to the foregoing contracts;

(b)	To implement the transactions as per contemplated in the above-mentioned contracts, documents, instructions, notices, receipts, certificates, instruments and other papers and otherwise perform any and all obligations under such contracts, documents, instructions, notices, receipts, certificates, instruments and other papers, including to execute and file any schedules or reports on behalf of Mitsui as required under Sections 13(d) and Section 16 of the Securities Exchange Act of 1934, as amend: and

(c)	To do or cause to be done any and all acts and things incidental or relating to paragraphs (a) and (b) that he may deem necessary or appropriate.

This certificate takes effect from 9th April 2024 and continues to be in effect for six (6) months therefrom.

MITSUI & CO., LTD.

/s/ Kenichi Hori
Kenichi Hori
Representative Director,
President and Chief Executive Officer